Exhibit 10.2
THIRD AMENDMENT
TO THE
CARDINAL HEALTH DEFERRED COMPENSATION PLAN
(As Amended and Restated January 1, 2020)

Background Information

A.    Cardinal Health, Inc. (“Cardinal Health”) previously adopted and currently maintains the Cardinal Health Deferred Compensation Plan (the “Plan”) for the benefit of a select group of management and highly compensated employees of Cardinal Health and its subsidiaries and affiliates.

B.    Section 7.1 of the Plan provides that the Plan may be amended at any time through a written resolution adopted or approved by the Financial Benefit Plans Committee (“FBPC”), with respect to any amendment that, when aggregated with any other amendment or amendments approved on the same date, is reasonably expected to have an annual financial impact on Cardinal Health of $5 million or less.

C.    The FBPC has concluded that the amendment set forth below, when aggregated with any other amendments set to be approved on the same date, is reasonably expected to have an annual financial impact on Cardinal Health of less than $5 million.

D.    The FBPC desires to amend the Plan, effective for calendar years commencing on and after January 1, 2026, to increase the Plan’s maximum deferral limit for Compensation that is not Performance-Based Compensation.

Amendment of the Cardinal Health Deferred Compensation Plan

The Plan is hereby amended as set forth below, effective as of January 1, 2026.

1.    The second paragraph of Section 3.1 of the Plan is hereby amended to read as follows:

        “A Participant who is an Eligible Employee may defer between one percent and 80 percent of Compensation that is not Performance-Based Compensation and may make one or more separate elections for the deferral of between one percent and 80 percent of Performance-Based Compensation from each plan or arrangement offering the opportunity to earn such Compensation. A Participant who is a Director may defer between 20 percent and 100 percent of Compensation. The Company may, in its discretion, establish and change from time to time the minimum and maximum amount that may be so deferred for Participants who are not Reporting Persons. Elections shall be made in accordance with procedures established by the Administrative Committee. The Employer will credit the deferred compensation amount agreed to for each Plan Year to the Participant’s Account from time to time as soon as administratively practicable after the deferred amounts otherwise would have been earned and paid to the Participant. All contributions under this provision to the Accounts of Participants in the Plan, as adjusted for earnings or losses (described below), are referred to as ‘Deferred Compensation Credits.’”

2.    All other provisions of the Plan shall remain in full force and effect.

CARDINAL HEALTH, INC.
FINANCIAL BENEFIT PLANS COMMITTEE

By: _/s/ CASEY FORDYCE
Its: FBPC Representative
Date: October 10, 2025